Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

APRIL 28, 2010

CULLEN/FROST REPORTS SOLID FIRST QUARTER RESULTS

Steady Performance as Texas Economy Begins to Improve

•	Deposits grow 18 percent from a year ago

•	Non-performing assets down for second consecutive quarter

•	Capital levels remain strong

SAN ANTONIO – Cullen/Frost Bankers, Inc. today reported results for the first quarter, demonstrating the Texas financial services leader’s ability to continue to operate well in the current environment.

Cullen/Frost reported net income for the first quarter of 2010 of $47.8 million, a 6.3 percent increase over first quarter 2009 earnings of $45.0 million. On a per-share basis, income was $.79 per diluted common share compared to $.76 per diluted common share a year earlier. Returns on average assets and equity were 1.17 percent and 10.07 percent respectively, compared to 1.23 percent and 10.33 percent for the same period of 2009.

“Our company continued to perform well in the first quarter, as we are beginning to see some signs of improvement in the economy,” said Dick Evans, chairman and CEO of Cullen/Frost. “As we have every quarter since the fourth quarter of 2008, we experienced double-digit growth in deposits, as customers who value our safety and stability brought their money to Frost. “We believe that the worst of the recession is behind us, and as expected, Texas is leading the way, with our state’s diverse and resilient economy, growing population and positive demographics. The Texas economy continues to perform better than the rest of the country, and we expect to see job growth by year-end. I am encouraged to see non-performing assets down for the second consecutive quarter. NPAs dropped by $8.6 million, with charge-offs down by $6.6 million from the previous quarter. While the loan loss provision increased slightly compared to the same quarter last year, our asset quality is at very manageable levels and capital levels remain strong.

“There are great opportunities for Cullen/Frost right now, positioning us well for the improvement in the economy. Unlike banking companies that took TARP, we don’t have to deal with repayments of federal bailout money. As a result, we are focused on building our business. We are making more calls and working harder than ever to build new customer relationships and make more quality loans, while helping our existing customers prepare for the future. Even with these efforts, our loan volumes in this environment have been soft, as uncertainty about the economy and new legislation continues to make business owners cautious. As confidence returns, we expect our customers to begin to rebuild inventories, expand facilities and add employees, all of which should increase loan demand.

“As always, my appreciation goes to our exceptional employees, who bring our company’s values and philosophy to life every day with our customers.”

For the first quarter of 2010, net interest income on a taxable-equivalent basis increased 9.2 percent to $150.3 million, compared to the $137.7 million reported for the first quarter of 2009. Average loans for the quarter were $8.3 billion, down from the $8.8 billion reported a year earlier. Average deposits for the quarter were $13.5 billion, an increase of 17.7 percent from the $11.5 billion reported in the first quarter of 2009 and 2.1 percent from the $13.2 billion the previous quarter.

Noted financial data for the first quarter follows:

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Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the first quarter of 2010 were 12.70 percent and 15.05 percent, respectively and are well in excess of well-capitalized levels. The ratio of tangible common equity to tangible assets was 8.66 percent at the end of the first quarter of 2010, compared to 8.47 percent for the same quarter last year.

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Net interest income on a taxable-equivalent basis increased $12.6 million, or 9.2 percent, to $150.3 million, from the $137.7 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets, which was partly offset by a decrease in the net interest margin. Strong growth in average deposits helped to fund the increase in the volume of interest earning assets, which was used, in part, to purchase high-quality higher-yielding tax-exempt securities. The net interest margin was 4.19 percent, compared to the 4.33 percent reported in the first quarter of 2009 and 4.20 percent for last year’s fourth quarter.

•	Non-interest income for the first quarter of 2010 was $71.4 million, compared to $69.9 million reported a year earlier.

Trust fees increased 6.2 percent to $17.0 million, from the $16.0 million reported in the first quarter of 2009. Impacting trust fees was a $1.9 million increase in investment fees, which are generally assessed based on the market values of trust assets that are managed and held in custody. These values were $22.6 billion at the end of the first quarter of 2010, compared to $21.3 billion at March 31, 2009. Lower securities lending income, down $568 thousand, and oil and gas trust management fees, down $372 thousand, partially offset the increase in investment fees from the first quarter of 2009.

Insurance commissions and fees were $11.1 million for the quarter, an increase of 3.6 percent from the $10.8 million reported a year earlier. This increase is due primarily to an increase in commission income from insurance agencies acquired during the first and third quarters of 2009, as well as additional revenue from added business relationships. Offsetting this, in part, was a decrease in contingent commissions.

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Non-interest expense for the first quarter of 2010 was $134.6 million, up $5.1 million, or 3.9 percent, from the $129.5 million reported for the first quarter of 2009. Salaries and related employee benefits were up $2.8 million, or 3.9 percent, over the same period a year ago, due primarily to normal annual merit increases and an increase in incentive compensation. Net occupancy expense was $11.1 million for the first quarter of 2010, up $445 thousand, or 4.2 percent, compared to the same period in 2009. The increase was due primarily to an increase in building depreciation, up $435 thousand, and property taxes, up $340 thousand. These increases were partly related to a new technology center placed into service during the first quarter of 2010. Designed for optimum performance and security of the corporation’s technology systems and data operations, this $50 million facility ensures Frost’s capacity to meet data and information technology needs as the company grows. Furniture and equipment expense was $11.5 million for the first three months in 2010, an increase of $1.1 million, or 10.9 percent, from the same period a year ago. The increase from the first three months in 2009 was primarily related to an increase in software amortization expense, up $520 thousand, and equipment rental, up $433 thousand. Deposit insurance expense was $5.4 million for the first quarter of 2010, increasing $1.1 million from the same quarter last year.

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For the first quarter of 2010 the provision for possible loan losses was $13.6 million, compared to net charge-offs for the quarter of $13.5 million, or .66 percent of average loans on an annualized basis. The loan loss provision for the first quarter of 2009 was $9.6 million, compared to net charge-offs of $5.7 million. Non-performing assets at quarter-end were $171.6 million, compared to $127.8 million a year earlier and $180.2 million the previous quarter. Non-performing asset levels, which peaked in the third quarter of 2009 have declined $49 million, or 22 percent, since that date. The allowance for possible loan losses as a percentage of loans increased to 1.53 percent at March 31, 2010, compared to 1.30 percent at the end of the first quarter of 2009 and 1.50 percent at December 31, 2009.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 28, 2010 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, May 2, 2010 at 800-642-1687, with the Conference ID # of 68474598. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $16.8 billion at March 31, 2010. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest banking organization headquartered in Texas that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

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Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS

Net interest income	$137,584	$138,594	$133,989	$134,464	$129,632
Net interest income(1)	150,343	150,743	144,915	144,325	137,733
Provision for possible loan losses	13,571	22,250	16,940	16,601	9,601
Non-interest income:
Trust fees	16,963	17,669	16,755	16,875	15,969
Service charges on deposit accounts	24,809	26,017	26,395	25,152	24,910
Insurance commissions and fees	11,138	6,734	8,505	7,106	10,751
Other charges, commissions and fees	6,919	7,804	6,845	6,288	6,762
Net gain (loss) on securities transactions	5	(1,309)	—	49	—
Other	11,559	29,430	10,991	12,536	11,472

Total non-interest income	71,393	86,345	69,491	68,006	69,864

Non-interest expense:
Salaries and wages	60,275	58,736	58,591	56,540	56,776
Employee benefits	14,521	12,756	13,445	13,783	15,240
Net occupancy	11,135	11,523	11,111	10,864	10,690
Furniture and equipment	11,489	12,065	11,133	10,662	10,363
Deposit insurance	5,443	5,126	4,643	11,667	4,376
Intangible amortization	1,333	1,473	1,564	1,719	1,781
Other	30,398	32,537	31,747	31,054	30,273

Total non-interest expense	134,594	134,216	132,234	136,289	129,499

Income before income taxes	60,812	68,473	54,306	49,580	60,396
Income taxes	12,994	16,979	9,607	11,721	15,414

Net income	$47,818	$51,494	$44,699	$37,859	$44,982

PER SHARE DATA
Net income - basic	$0.79	$0.86	$0.75	$0.64	$0.76
Net income - diluted	0.79	0.86	0.75	0.63	0.76
Cash dividends	0.43	0.43	0.43	0.43	0.42
Book value at end of quarter	32.25	31.55	31.80	30.12	30.34

OUTSTANDING SHARES
Period-end shares	60,443	60,038	59,929	59,653	59,423
Weighted-average shares - basic	59,972	59,762	59,537	59,331	59,189
Dilutive effect of stock compensation	185	64	91	119	75
Weighted-average shares - diluted	60,157	59,826	59,628	59,450	59,264

SELECTED ANNUALIZED RATIOS
Return on average assets	1.17%	1.25%	1.11%	0.98%	1.23%
Return on average equity	10.07	10.70	9.70	8.35	10.33
Net interest income to average earning assets(1)	4.19	4.20	4.12	4.28	4.33

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,271	$8,440	$8,582	$8,784	$8,809
Earning assets	14,665	14,501	14,121	13,632	12,942
Total assets	16,530	16,335	16,047	15,519	14,881
Non-interest-bearing demand deposits	4,684	4,574	4,343	4,138	3,971
Interest-bearing deposits	8,806	8,644	8,453	8,045	7,487
Total deposits	13,490	13,218	12,796	12,183	11,458
Shareholders’ equity	1,926	1,909	1,829	1,818	1,766

Period-End Balance:
Loans	$8,190	$8,368	$8,519	$8,644	$8,779
Earning assets	15,032	14,437	14,436	13,855	13,530
Goodwill and intangible assets	546	547	549	549	551
Total assets	16,761	16,288	16,158	15,785	15,331
Total deposits	13,734	13,313	12,922	12,497	12,033
Shareholders’ equity	1,949	1,894	1,906	1,797	1,803
Adjusted shareholders’ equity(1)	1,785	1,740	1,709	1,675	1,650

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$125,369	$125,309	$123,122	$122,501	$114,168
as a percentage of period-end loans	1.53%	1.50%	1.45%	1.42%	1.30%

Net charge-offs	$13,511	$20,063	$16,319	$8,268	$5,677
Annualized as a percentage of average loans	0.66%	0.94%	0.75%	0.38%	0.26%

Non-performing assets:
Non-accrual loans	$144,617	$146,867	$191,754	$168,805	$114,233
Foreclosed assets	26,936	33,312	29,112	21,478	13,533

Total	$171,553	$180,179	$220,866	$190,283	$127,766
As a percentage of:
Total loans and foreclosed assets	2.09%	2.14%	2.58%	2.20%	1.45%
Total assets	1.02	1.11	1.37	1.21	0.83

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	12.70%	11.91%	11.49%	10.91%	10.64%
Total Risk-Based Capital Ratio	15.05	14.19	13.72	13.34	12.98
Leverage Ratio	8.70	8.50	8.47	8.50	8.70
Equity to Assets Ratio (period-end)	11.63	11.63	11.80	11.38	11.76
Equity to Assets Ratio (average)	11.65	11.69	11.40	11.72	11.87

(1)	Shareholders’ equity excluding accumulated other comprehensive income(loss).

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